EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference the  14th  day of April, 2020 between COUNTERPATH CORPORATION, a Nevada corporation and COUNTERPATH TECHNOLOGIES INC, a British Columbia corporation (collectively referred to as the "Company") and DAVID KARP (the "Executive").

WHEREAS:

A. The Company is principally engaged in the business of researching, developing, and marketing VoIP/IP Telephony software products (the "Business");

B. The Executive's employment with the Company commenced on September 11, 2006. On July 31, 2007 the Company and the Executive entered into a written employment agreement (the "2007 Agreement"), which was in turn, amended between September 2006 and March 2018;

C. On September 19, 2019, the Executive became the President and Chief Executive Officer of the Company; and

D. In exchange for the consideration further described in Section 2, including an increase in Base Salary and Performance Bonus, the Company and the Executive have agreed to replace the 2007 Agreement (as amended) with this Agreement.

NOW, THEREFORE, for the consideration set forth herein, including the increased Base Salary and the Performance Bonus, the parties agree as follows:

1. EMPLOYMENT, TERM, POSITION AND DUTIES

1.1 Term of Employment.  This agreement is effective April 15, 2020 (the "Effective Date") and will continue for an indefinite term until terminated in accordance with this Agreement.

1.2 Duties & Reporting.  The Executive will perform such duties as are regularly and customarily performed by a President and Chief Executive Officer of a company, and in such other related senior capacity as the Company may reasonably require which is consistent with the Executive's position.  The Executive will report to the board of directors of the Company (the "Board") and will comply with all lawful instructions given by the Board.

1.3 Full Time and Efforts.  During the Executive's employment with the Company, the Executive will continue to:

(a) diligently, honestly and faithfully serve the Company and use his best efforts to promote and advance the interests of the Company;

(b) devote his full time and effort and attention to the business and affairs of the Company, its affiliates and subsidiaries;

(c) perform his duties in accordance with applicable laws and in accordance with the Company's policies and procedures as established and updated by the Company from time to time; and

(d) not be engaged, employed or associated with any other volunteer, advisory or business venture ("Outside Activities") without the written consent of the Board unless such Outside Activities

(i) occupy less than two hours of the Executive's time per week, and

(ii) do not or will not negatively impair the Executive's ability to meet all of his lawful obligations to the Company, whether such obligations are specifically described this Agreement or are implied under common law.

1.4 Fiduciary Obligations.  The Executive acknowledges that as the President and Chief Executive Officer of the Company, he is an officer and fiduciary of the Company, occupies a position of trust and confidence, and will develop and acquire wide experience and knowledge on all aspects of the Company's business. The Executive agrees to serve the Company in a manner which is consistent with the fiduciary duties owed to the Company.  Without limiting the generality of the foregoing, the Executive will observe the highest standards of loyalty, good faith, and avoidance of conflicts of duty and self-interest, and will not assume any fiduciary obligations to any other entity without the approval of the Company.

2. COMPENSATION & BENEFITS

2.1 Base Salary.  The Company will pay the Executive $310,000 per annum commencing on the Effective Date (the "Base Salary").  The Base Salary will be subject to annual review by the Board.

2.2 Performance Bonus.  The Executive will be eligible to earn up to 50% percent of the Base Salary each fiscal year, effective for the last quarter of the Company's fiscal year ending April 30, 2020, through the Company's bonus and incentive plan (the "Bonus") upon achieving corporate and personal performance targets (the "Performance Targets"), as follows:

(a) Performance Targets for the fiscal year and each quarter within such fiscal year will be mutually agreed to by the Executive and the Board;

(b) for any Performance Targets that has a subjective component, the decision of whether or not the Executive has achieved such subjective components will be determined by the Compensation Committee of the Board, and in the absence of the Compensation Committee, the Board, acting reasonably;

(c) the Bonus will be earned and paid on a quarterly basis, and paid no later than 45 days after the close of each of the Company's fiscal quarters.

The Company may increase the Bonus to greater than 50% of the Base Salary, at the Company's sole discretion.

2.3 Equity Compensation.  The Executive will be eligible to participate in the long term success of the Company through the Company's Amended 2010 Stock Option Plan as amended, and the Company's Deferred Share Unit Plan as amended (collectively referred to as the "Equity Plans"). The Board may amend, suspend or terminate one or both of the Equity Plans at any time in accordance with the terms of such Equity Plans.  Notwithstanding the terms of Stock Options previously granted to the Executive and Deferred Share Units granted to the Executive, the Company and the Executive hereby agree that all of the Stock Option Agreements between the Company and the Executive and all of the Deferred Share Unit Agreements between the Company and the Executive are hereby amended such that all unvested Stock Options and unvested Deferred Share Units will immediately vest if this Agreement is terminated in accordance with sub-sections  4.3 (Resignation following Change in Control) or 4.5 (Termination Without Cause).

2.4 Employee Benefits.  Subject to meeting any eligibility requirements, the Executive will be entitled to participate in any benefits, such as group extended health and dental, life and long-term disability insurance, which the Company offers from time to time to its employees and/or senior executive team (collectively, the "Employee Benefits").  The Employee Benefits are provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Employee Benefits will be governed by the terms of such documents or policies establishing the benefits in issue. The Company reserves the right to make changes to the Employee Benefits, and the Executive agrees that any changes to the Employee Benefits will not affect or change any other part of this Agreement.

2.5 Expense Allowance. The Company will pay the Executive a monthly allowance of $800 (the "Allowance") payable in equal instalments of $400 twice per month. The Allowance can be used at the Executive's sole discretion.

2.6 Employee Share Purchase Plan and Group Retirement Savings Plan. The Executive may participate in the Company's Employee Share Purchase Plan and Group Retirement Saving Plan, under the terms as set out in such plans.

2.7 Vacation.  The Executive will be entitled to 5 weeks' paid vacation each calendar year. Vacation may taken at such time or times as the Executive may select and as the Board may reasonably approve, having regard to the business affairs and operations of the Company.  The Executive will not be paid for unused vacation, except as set out in the Company's vacation policy, or as required by the BC Employment Standards Act upon the termination of employment.

2.8 Expenses.  The Company will reimburse the Executive for reasonable expenses incurred by the Executive in the performance of the Executive's duties and responsibilities hereunder, subject to the Company's policies and practices regarding business expenses.

2.9 Death Benefit.  This Agreement and the Executive's employment shall terminate upon the death of the Executive. If this Agreement and the Executive's employment terminates due to the Executive's death, in addition to any unpaid compensation and benefits in this Article 2 which was earned by the Executive up to the date of his death, the Executive's estate will be entitled the Base Salary that would have been owing to the Executive through to the end of the month in which death occurred.

3. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

3.1 Confidential Information.

(a) The Executive hereby acknowledges that as an employee of the Company, the Executive has and will continue to acquire information, whether or not originated by the Executive, about certain matters which are confidential or proprietary to the Company and the Business. These matters include but are not limited to books of business, ideas, techniques, processes, know-how, trade and business secrets, data, computer software, lists of names and addresses of present and prospective customers and clients, details, including terms, of verbal and written contracts between the Company and its customers and clients, lists of suppliers, marketing and business plans, forecasts, personnel and financial information, internal pricing and cost information, services and operational manuals, future plans and strategies of the Company that have been or are being discussed and confidential information belonging to third parties which the Company has an obligation to hold in confidence (collectively the "Confidential Information").

(b) The Executive hereby acknowledges and agrees that all Confidential Information is the exclusive property of the Company. The Executive further acknowledges that the Confidential Information could be used to the detriment of the Company and that disclosure of the Confidential Information could cause irreparable harm to the Company. Accordingly, the Executive agrees to treat confidentially all of the Confidential Information and not to disclose it to any third party or to use it for any purpose either during the Executive's employment (except as may be necessary in the proper discharge of the Executive's duties), or after termination of employment (whether such termination is occasioned by the Executive, by the Company with or without cause or by mutual agreement), except with the written permission of the Company.

(c) All notes, data, tapes, compact discs, reference items, sketches, drawings, memoranda, records, diskettes and other materials, whether in hard copy or on electronic media, in any way relating to any of the Confidential Information, produced by the Executive or coming into the Executive's possession will belong exclusively to the Company. The Executive agrees to turn over to the Company all copies of any such materials in the Executive's possession or control, immediately at the request of the Company or, in the absence of a request, on the termination of the Executive's employment with the Company.

3.2 Intellectual Property.

(a) For the purpose of this sub-section 3.2, Developments means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

(i) result or derive from the Executive's employment or from knowledge or use of Confidential Information;

(ii) are conceived or made by the Executive (individually or in collaboration with others) during the Executive's employment with the Company;

(iii) result from or derive from the use or application of the resources of the Company; or

(iv) relate to the Business or operations of the Company, or to actual or demonstrably anticipated research and development by the Company.

(b) The Executive agrees that all Developments will be the exclusive property of the Company and the Company will have sole discretion to deal with Developments.  The Executive agrees that no intellectual property rights in the Developments are or will be retained by the Executive. For greater certainty, all work done during the term of the Executive's employment for the Company is the sole property of the Company, as the first author for copyright purposes and in respect of which all copyright will vest in the Company.

(c) In consideration of the compensation and other benefits that the Executive has received under the 2007 Agreement or will receive under the terms of this Agreement, the Executive irrevocably sells, assigns and transfers and agrees in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein including, without limitation, all patents, copyright, industrial design, circuit topography and trademarks, and any goodwill associated therewith in Canada and worldwide to the Company and the Executive will hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company.

(d) The Executive agrees to do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing.  If the Executive's cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of employment, the Executive will provide that cooperation so long as the Company pays the Executive reasonable compensation for time at a rate to be agreed between the Executive and the Company.

4. TERMINATION

4.1 Post-employment Fiduciary Duties.  The Executive is an officer and fiduciary of the Company and accordingly, the Executive understands that after the termination of his employment (for any reason), the Executive has continuing common law obligations not to:

(a) appropriate for the Executive's or any third party's benefit, any of the Company's business opportunities that the Executive learned of, or was working on while employed by the Company; nor

(b) solicit those employees or contractors of the Company who were employed or working for the Company at the time of the Executive's termination, for the purpose of inducing them to terminate their employment or contract with the Company for a period of twelve (12) months after the effective date of termination.

4.2 Resignation.  The Executive may resign and terminate this Agreement at time by providing 60 days' written notice to the Company and, upon such resignation taking effect, the Executive's employment will terminate immediately.  The Company may waive all or part of the notice of resignation given by the Executive prior to the expiry of the 60 days' notice by paying the Executive an amount equal to the Base Salary for the balance of the 60 days' notice period.

4.3 Resignation following a Change in Control. If there is a Change in Control (as herein defined), the Executive may without cause, terminate his employment within twelve (12) months following the occurrence of a Change in Control, by providing 90 days' written notice to the Board.  The Company may waive all or part of the 90 days' notice of resignation prior to the expiry of the 90 days' notice. If the Executive resigns pursuant to this sub-section 4.3, the Executive will be entitled to receive the severance termination entitlements described in sub-section 4.6.  For the purposes of this sub-section 4.3, "Change in Control" means the occurrence of any of the following:

(a) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets to any person, entity or group of persons acting in concert; or a merger, consolidation or other transaction of the Company with or into any other corporation, entity or person, other than a transaction in which the holders of at least 50% of the shares of capital stock of CounterPath Corporation outstanding immediately prior thereto continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of CounterPath Corporation or such surviving entity (or its controlling entity) outstanding immediately after such transaction; or

(b) any person or group of persons becoming the "beneficial owner", directly or indirectly, of securities of CounterPath Corporation representing 50% or more of the total voting power represented by CounterPath Corporation then outstanding voting securities; or

(c) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

4.4 Company's Right to Terminate for Cause.  Notwithstanding any other provision in this Agreement, the Company may terminate the employment of the Executive at any time for Cause.  For the purpose of this sub-section 4.4, "Cause" means, but is not limited to, termination of employment for any of the following actions: theft, dishonesty, misconduct, breach of fiduciary duty, or falsification of any of the Company's documents or records; material failure to abide by code of conduct; conviction of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Executive's ability to perform his duties on the Company's behalf; or any other form of just cause as that term is defined by common law applicable in British Columbia;

4.5 Termination Without Cause. The Company may terminate the Executive's employment at any time without Cause:

(a) by providing 60 days' written notice to the Executive, or

(b) by providing 14 days' written notice to the Executive, if the Company terminates its operations and liquidates its assets or commences bankruptcy and/or arrangement proceedings under the Bankruptcy and Insolvency Act (Canada) or the Companies' Creditors Arrangement Act (Canada), and

by paying and otherwise providing the Executive with the Termination Entitlements described in sub-section 4.6.

4.6 Termination Entitlements.  If this Agreement is terminated in accordance with sub-sections  4.3 (Resignation following Change in Control) or 4.5 (Termination Without Cause) then in addition to any Base Salary, Bonus and Allowance earned up by the Executive up to the last day of employment, the Company shall provide the Executive with the following:

(a) a lump sum cash payment equal to 18 months' Base Salary and Allowance plus one (1) additional month of Base Salary and Allowance for each additional year of service after April 1, 2020 including pro rata amount for partial years worked (the "Severance Period");

(b) compensation for loss of the Bonus in the amount of 30% of the Executive's Base Salary multiplied by the Severance Period;

(c) continuation of the Employee Benefits for the Severance Period, or in the alternative if the terms of any Employee Benefits do not permit continuation of the Employee Benefits for the entire Severance Period, payment of the replacement cost of the Employee Benefits for the portion of the Severance Period that the Executive is ineligible to be insured under the terms of any Employee Benefits; and

(d) notwithstanding the terms of the Stock Option Agreement(s) for previous grants to the Executive of Stock Options and the Deferred Share Unit Agreement for previous grants to the Executive of Deferred Share Units, all unvested Stock Options and unvested Deferred Share Units granted to the Executive in accordance the terms of the Equity Plans, will immediately vest.

4.7 Fair and Reasonable Provisions.  The Company and Executive acknowledge and agree that the provisions of sub-section 4.6 constitute fair and reasonable provisions for the consequences for such termination, are inclusive of any entitlements the Executive may be entitled to pursuant to the BC Employment Standards Act, and such payments and benefits shall not be limited or reduced by amounts the Executive might earn or be able to earn from any other employment or ventures.  By providing the termination entitlements as set out in sub-section 4.6, the Company will be released from any and all compensation and severance obligations owing or which may be owed to the Executive arising out of this Agreement, the Executive's employment, or the termination of the Executive's employment.

4.8 Resignation as Director.  Unless otherwise agreed to by the Company, if the Executive's employment ends for any reason, the Executive agrees to resign from all offices and directorships for the Company and its affiliates effective on the last date of the Executive's employment with the Company.

5. GENERAL

5.1 Assistance in Litigation. The Executive will, upon reasonable notice, and at the Company's expense, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment. The Executive may, at the Executive's option and at the Company's expense, retain a lawyer to attend with the Executive at any legal proceedings at which the Company requires the Executive's presence.

5.2 Insurance.  The Company will use its best efforts to obtain third party liability insurance for the Executive (including directors and officers liability insurance) insuring the Executive for any claims arising from the negligent acts or omissions of the Executive or the Company during the period the Executive was employed by the Company.

5.3 Resolution of Disputes. Except as provided herein, any controversy, dispute, disagreement or claim arising out of, relating to or in connection with this Agreement or any breach thereof, including any question regarding its existence, validity or termination, shall be finally and conclusively resolved arbitration administered by the British Columbia Arbitration & Mediation Institute in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, if the Company is required to enforce its rights pursuant to Sections 3, or sub-section 4.1, the Company may enforce such rights in the Supreme Court of British Columbia or any other court of competent jurisdiction.

5.4 Successors and Assigns. The Company's rights and obligations under this Agreement will enure to the benefit and be binding upon the Company's successors and assigns.

5.5 Authorization.  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between the Company and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

5.6 Obligations Continue.  The Executive's obligations under Section 3 and sub-section 4.1 will remain in full force and effect notwithstanding termination of this Agreement for any reason.

5.7 Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

5.8 Compliance with Policies and Laws.  The Executive agrees to abide by all the Company's policies and procedures, including without limitation, the Company's code of conduct.  The Executive also agrees to abide by all laws applicable to the Company, in each jurisdiction that it does business, including without limitation securities and regulations governing publicly traded companies.

5.9 Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable thereto.

5.10 Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and will be properly given if as follows:

(a) in the case of the Company, delivered to the Attention of the Chair of the Board at the Company's address at

Suite 300 - 505 Burrard Street
Vancouver, British Columbia
V7X 1M3

(b) in the case of the Executive, by email at his Company email address plus mailed to the Executive at:

***

or, to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given will be conclusively deemed to have been given or made on the day of delivery.

5.11 Severability.  If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it will not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

5.12 Entire Agreement.  This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior employment agreements, including without limitation the 2007 Agreement, and any other understandings, discussions, negotiations and undertakings, whether written or oral, relating to the Executive's employment with the Company.

5.13 Currency.  Unless otherwise specified herein all references to dollar or dollars are references to Canadian dollars (CAD).

5.14 Further Assurances.  Each of the Executive and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Executive or the Company may require for the purposes of giving effect to this Agreement.

5.15 Counterparts/Facsimile Execution.  This Agreement may be executed in several parts in the same form and such parts as so executed will together constitute one original document, and such parts, if more than one, will be read together and construed as if all the signing parties had executed one copy of the said Agreement.

5.16 Headings.  The headings contained herein are for reference purposes only and will not in any way affect the construction or interpretation of this Agreement.

INTENDING TO BE LEGALLY BOUND, the parties hereunto have signed this Agreement as of the 14th day of April, 2020.

COUNTERPATH TECHNOLOGIES INC.

Per:	/s/ Chris Cooper
Authorized Signatory

COUNTERPATH CORPORATION

Per:	/s/ Steven Bruk
Authorized Signatory

SIGNED BY DAVID KARP IN THE PRESENCE OF: /s/ Michele Walker SIGNATURE Michele Walker PRINT NAME *** ADDRESS *** *** OCCUPATION	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ David Karp DAVID KARP